Exhibit 10.4
MUTUAL AGREEMENT

THIS MUTUAL AGREEMENT (“Agreement”) dated December 1, 2008  is by and between David Bychkov (“Bychkov”), Cheyenne Crow (“Crow”) and Robert Doornick (“Doornick”, Doornick, Bychkov and Crow are each a “Party” and collectively referred to as “Parties”).  This Agreement will be effective upon completion of the Purchase as hereinafter defined (the “Effective Date”).

WHEREAS, Bychkov owns directly or indirectly through his companies, Exmocare, LLC, Exmovere LLC and Exmogate LLC (collectively, the “Exmocare Companies”) certain intellectual property (the “Intellectual Property”);

WHEREAS, Crow agreed to contribute to test and develop the Intellectual Property in partnership with government agencies, in return for $1.5 Million per year in equity (such amount due being referred to as the “Obligation to Crow”), should the Intellectual Property ever be purchased by a public company;

WHEREAS Crow has performed his part of the bargain and either acted as a consultant to or has been employed by one of the Exmocare Companies since January 2004;

WHEREAS, Robert Doornick agreed to contribute to the design and development of the Intellectual Property, in return for earning $150,000 per year in equity (such amount due being referred to as the “Obligation to Doornick”, the Obligation to Doornick along with the Obligation to Crow shall be collectively known as the “Obligations) should the Intellectual Property ever be owned by a public company;

WHEREAS, Robert Doornick has performed his part of the bargain and made a substantial contribution to the development and/or marketing of the Intellectual Property since 2004;

WHEREAS, the Parties agree that the Intellectual Property would be better utilized if owned by a public company and the Parties along with others are seeking a method to go public;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties hereby agree as set forth below.

If any publicly owned company (the “Company”) purchases the Intellectual Property (the “Purchase”) whether owned by Bychkov and/or the Exmocare Companies in exchange for shares in the Company;

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Simultaneously with such Purchase, Bychkov shall distribute a portion of the shares that he receives in exchange for the Purchase to Crow in an amount sufficient to satisfy the Obligation to Crow to be calculated in a reasonable and mutually agreed manner on the date of the Purchase.

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Simultaneously with such Purchase, Bychkov shall distribute a portion of the shares that he receives in exchange for the Purchase to Doornick in an amount sufficient to satisfy the Obligation to Doornick to be calculated in a reasonable and mutually agreed manner on the date of the Purchase.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written, which Agreement may be signed in one or more counterparts, each of which when taken together shall constitute one and the same instrument.